Exhibit 13

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Nine Months Ended Sep. 30, 2021

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-44
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-27
D. Financial Risk Management	28-40
E. Fair Value Disclosure	41-44

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the nine months ended Sep. 30, 2021

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2021 (unaudited)	For the nine months ended Sep. 30, 2020 (unaudited)

Interest income	C1	179,966	276,801
Interest expense	C1	(141,389)	(56,347)

Net interest income		38,577	220,454

Net fee and commission income	C2	17,201	9,186
Net gain on financial instruments measured at fair value through profit or loss	C3	193,271	107,292
Net loss on financial instruments measured at amortized cost	C9	(643)	(4,221)
Share of loss on investment in associate	C10	(603)	(358)
Impairment provision	C4	(17,796)	(108,798)
General and administrative expenses	C5	(115,963)	(114,828)
Net foreign exchange (loss)/gain		(42,614)	17,793

Operating profit for the period		71,430	126,520

Accretion of paid-in capital receivables	C11	3,880	5,955

Net profit for the period		75,310	132,475

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(37,659)	3,093

Total comprehensive income		37,651	135,568

Attributable to:
Equity holders of the Bank		37,651	135,568

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the nine months ended Sep. 30, 2021

In thousands of US Dollars	Note	Sep. 30, 2021 (unaudited)	Dec. 31, 2020 (audited)

Assets
Cash and cash equivalents	C6	2,859,737	2,702,461
Term deposits	C6	11,948,746	13,208,020
Investments at fair value through profit or loss	C7	10,913,543	6,652,155
Loan investments, at amortized cost	C8	10,963,737	8,275,932
Bond investments, at amortized cost	C9	2,524,049	469,027
Investment in associate	C10	33,456	26,559
Paid-in capital receivables	C11	332,006	436,074
Derivative assets	C14	234,310	271,870
Property, plant and equipment		4,035	4,875
Intangible assets		4,227	2,773
Funds deposited for cofinancing arrangements		-	3,891
Other assets	C12	368,492	27,943

Total assets		40,186,338	32,081,580

Liabilities
Borrowings	C13	19,158,335	11,595,193
Derivative liabilities	C14	270,454	37,690
Prepaid paid-in capital		1,200	1,440
Other liabilities	C15	570,768	303,500

Total liabilities		20,000,757	11,937,823

Members’ equity
Paid-in capital	C16	19,354,000	19,349,800
Reserves
Accretion of paid-in capital receivables		(4,345)	(8,198)
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C13	(61,362)	(23,703)
Retained earnings		897,288	825,858

Total members’ equity		20,185,581	20,143,757

Total liabilities and members’ equity		40,186,338	32,081,580

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the nine months ended Sep. 30, 2021

					Reserves
In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2020		96,718,400	(77,374,700)	19,343,700	(15,688)	-	658,159	19,986,171
Capital subscription and contribution		25,500	(20,400)	5,100	-	-	-	5,100
Net profit for the period		-	-	-	-	-	132,475	132,475
Other comprehensive income		-	-	-	-	3,093	-	3,093
Paid-in capital receivables - accretion effect		-	-	-	(65)	-	-	(65)
Transfer of accretion	C11	-	-	-	5,955	-	(5,955)	-
Sep. 30, 2020 (unaudited)	C16	96,743,900	(77,395,100)	19,348,800	(9,798)	3,093	784,679	20,126,774

Jan. 1, 2021		96,748,900	(77,399,100)	19,349,800	(8,198)	(23,703)	825,858	20,143,757
Capital subscription and contribution		21,200	(17,000)	4,200	-	-	-	4,200
Net profit for the period		-	-	-	-	-	75,310	75,310
Other comprehensive income		-	-	-	-	(37,659)	-	(37,659)
Paid-in capital receivables - accretion effect		-	-	-	(27)	-	-	(27)
Transfer of accretion	C11	-	-	-	3,880	-	(3,880)	-

Sep. 30, 2021 (unaudited)	C16	96,770,100	(77,416,100)	19,354,000	(4,345)	(61,362)	897,288	20,185,581

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the nine months ended Sep. 30, 2021

In thousands of US Dollars	Note	For the nine months ended Sep. 30, 2021 (unaudited)	For the nine months ended Sep. 30, 2020 (unaudited)

Cash flows from operating activities
Net profit for the period		75,310	132,475
Adjustments for:
Interest income from term deposits and certificates of deposit		(47,903)	(181,357)
Interest expense for borrowings		139,882	56,564
Issuance cost for borrowings	C5	7,035	7,384
Accretion of paid-in capital receivables	C11	(3,880)	(5,955)
Net gain on financial instruments measured at fair value through profit or loss		(192,120)	(96,474)
Share of loss on investment in associate		603	358
Impairment provision	C4	17,796	108,798
Depreciation and amortization		1,540	910
Increase in loan investments	C8	(2,730,577)	(4,761,396)
Increase in bond investments		(2,349,594)	(17,314)
Decrease/(increase) in funds deposited for cofinancing arrangements		3,891	(3,102)
Net cash received from derivatives		68,902	23,112
Increase in other assets		(342,228)	(79,545)
Increase in other liabilities		292,800	242,853

Net cash used in operating activities		(5,058,543)	(4,572,689)

Cash flows from investing activities
Investment purchases, net	C7	(3,944,803)	(645,929)
Return of capital contributions	C7	9,724	3,465
Decrease/(Increase) in term deposits		1,236,454	(2,255,000)
Increase in investment in associate	C10	(7,500)	(27,000)
Interest received from term deposits		70,724	228,062
Increase in intangible assets and PPE		(475)	(2,838)

Net cash used in investing activities		(2,635,876)	(2,699,240)

Cash flows from financing activities
Proceeds from borrowings, net	C13	8,028,827	7,525,010
Repayments of borrowings	C13	(183,251)	-
Interest payments on borrowings	C13	(105,761)	(28,125)
Capital contributions received	C11	111,880	291,934
Prepaid paid-in capital received		-	240

Net cash from financing activities		7,851,695	7,789,059

Net increase in cash and cash equivalents		157,276	517,130
Cash and cash equivalents at beginning of period		2,702,461	3,113,763

Cash and cash equivalents at end of period	C6	2,859,737	3,630,893

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at Sep. 30, 2021, the Bank’s total approved membership is 103, of which 87 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the nine months ended Sep. 30, 2021 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2020.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2020.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the nine months ended Sep. 30, 2021, do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

The IASB issued “Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16) in response to the potential effects that the interbank offer rate (IBOR) reform could have on financial reporting. The amendments have a mandatory adoption date for annual reporting periods beginning on Jan. 1, 2021 (Note D IBOR reform).

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2020, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2020 to Sep. 30, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the nine months ended Sep. 30, 2021	For the nine months ended Sep. 30, 2020
Interest income
Loan investments (1)	116,831	71,180
Cash, cash equivalents, and deposits	48,543	189,662
Bond investments	14,592	15,959
Total interest income	179,966	276,801

Interest expense
Borrowings	(141,389)	(56,347)
Total interest expense	(141,389)	(56,347)

Net interest income	38,577	220,454

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the nine months ended Sep. 30, 2021	For the nine months ended Sep. 30, 2020

Loan commitment fee and service fee	17,423	10,717
Special Funds administration fee (Note C20)	168	52
MCDF administration fee (1)	897	-
Others	14	-
Total fee and commission income	18,502	10,769

Cofinancing service fee	(1,301)	(1,583)
Total fee and commission expense	(1,301)	(1,583)

Net fee and commission income	17,201	9,186

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the Administrator of the MCDF Finance Facility, AIIB provides administrative and financial services to the MCDF Finance Facility. Therefore, the Bank charges an administration fee for costs associated with the work carried out in relation to the MCDF Finance Facility. The MCDF serves as a platform to foster high-quality infrastructure and connectivity investments for developing countries.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the nine months ended Sep. 30, 2021	For the nine months ended Sep. 30, 2020

Money Market Funds (Note C6)	1,151	10,818
Investments at fair value through profit or loss (Note C7)	32,293	91,141
Borrowings (Note C13)	361,249	(136,242)
Derivatives	(201,422)	141,575
Total	193,271	107,292

C4	Impairment provision

	For the nine months ended Sep. 30, 2021	For the nine months ended Sep. 30, 2020

Impairment provision for
- Loan investments (Note C8)	17,240	89,815
- Bond investments (Note C9)	556	18,983
Total impairment provision	17,796	108,798

C5	General and administrative expenses

	For the nine months ended Sep. 30, 2021	For the nine months ended Sep. 30, 2020

Staff costs	58,411	55,696
Professional service expenses	18,654	19,906
IT services	13,243	11,370
Facilities and administration expenses	12,374	12,768
Issuance cost for borrowings	7,035	7,384
Travelling expenses	1,225	2,913
Others	5,021	4,791
Total general and administrative expenses	115,963	114,828

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	Sep. 30, 2021	Dec. 31, 2020

Cash	-	-
Deposits with banks
- Demand deposits (1)	259,700	252,132
- Term deposits with initial maturity of three months or less	-	550,238
Money Market Funds (2)	2,600,037	1,900,091
Total cash and cash equivalents	2,859,737	2,702,461
Add: term deposits with initial maturity more than three months (3)	11,948,746	13,208,020
Total cash, cash equivalents, and deposits with banks	14,808,483	15,910,481

(1)	USD131.59 million of demand deposits is segregated for the purpose of investing in externally managed portfolios (Dec. 31, 2020: USD39.35 million).

(2)	Money Market Funds

	For the nine months ended Sep. 30, 2021	For the year ended Dec. 31, 2020

As at beginning of period/year	1,900,091	1,851,599
Additions	22,730,000	15,830,000
Disposals	(22,031,205)	(15,792,913)
Fair value gain, net	1,151	11,405
Total Money Market Funds	2,600,037	1,900,091

Money Market Funds (the “MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is exclusively to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Sep. 30, 2021, USD11.67 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2020: USD13.21 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the nine months ended Sep. 30, 2021	For the year ended Dec. 31, 2020

As at beginning of period/year	6,652,155	4,096,263
Additions	4,238,819	2,452,554
Return of capital contributions	(9,724)	(6,045)
Net gain of investments	32,293	109,383
Total investments at fair value through profit or loss	10,913,543	6,652,155

Analysis of investments at fair value through profit or loss:

	Sep. 30, 2021	Dec. 31, 2020

External Managers Program (a)	4,130,319	4,121,093
Certificates of deposit (b)	4,089,674	1,946,406
Bond investments (c)	2,117,066	422,236
Investment operation fixed-income portfolio (d)	294,016	-
LP Funds and others (e)	226,532	107,561
Investment in Trust (f)	55,936	54,859
Total investments at fair value through profit or loss	10,913,543	6,652,155

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	Sep. 30, 2021	Dec. 31, 2020

Investment grade corporate and financial bonds	2,708,845	2,561,223
Sovereign, Supranational and Agency bonds	686,932	1,088,853
Treasury bills and notes	174,101	111,474
Commercial paper	128,166	132,409
Term deposits and certificates of deposit	85,202	139,249
Other investment securities	347,073	87,885
Total	4,130,319	4,121,093

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in certificates of deposit which are actively managed within treasury portfolio and measured at fair value through profit or loss. The certificates of deposit are of high credit quality.

(c)

The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality. In June 2021, the Bank invested in USD60 million of infrastructure asset-backed securities issued by the Special Purpose Vehicle sponsored by the associate that the Bank holds direct equity interests (Note C10).

(d)

The Bank has engaged external asset managers to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (the “LP Funds”), which are managed by the general partners, who make all investment decision on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(f)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited as of June 27, 2019. The Trust is managed by an investment manager who makes investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Sep. 30, 2021	Dec. 31, 2020

Gross carrying amount	11,128,499	8,397,922
ECL allowance	(164,762)	(121,990)
Net carrying amount	10,963,737	8,275,932

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following three months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Sep. 30, 2021, USD5,441.88 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2020: USD4,183.87 million).

As at Sep. 30, 2021, USD248.19 million of the total carrying amount matures within 12 months (Dec. 31, 2020: USD162.89 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Sep. 30, 2021. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Sep. 30, 2021	Dec. 31, 2020

Loan investments, gross carrying amount	11,128,499	8,397,922
Loan commitments	8,942,454	8,006,312

	20,070,953	16,404,234
Total ECL allowance (a)	(177,529)	(160,289)

	19,893,424	16,243,945

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at Sep. 30, 2021, the total ECL related to loan commitments is USD12.77 million (Dec. 31, 2020: USD38.30 million), and is presented as a provision in Note C15.

For the nine months ended Sep. 30, 2021, the impairment losses on loan investments and loan commitments were USD17.24 million (For the nine months ended Sep. 30, 2020: USD89.82 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	Sep. 30, 2021	Dec. 31, 2020

Externally managed fixed-income portfolio (a)	2,027,994	-
Investment Operation Asian infrastructure-related bonds (b)	500,410	472,826
Gross carrying amount	2,528,404	472,826
ECL allowance	(4,355)	(3,799)
Net carrying amount	2,524,049	469,027

(a)

In Sep. 2021, the Bank engaged an external asset manager to invest in a portfolio of high credit quality securities, with a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

For the nine months ended Sep. 30, 2021, USD0.64 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the nine months ended Sep. 30, 2020: USD4.22 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at Sep. 30, 2021, USD932.70 million of the gross carrying amount matures within 12 months (Dec. 31, 2020: USD39.58 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at Sep. 30, 2021, the undrawn capital commitment is USD19.5 million (Dec. 31, 2020: USD27 million).

For the nine months ended Sep. 30, 2021, the associate recognized a loss of USD2.01 million (for the year ended Dec. 31, 2020: USD1.47 million). The Bank has recorded a net loss of USD0.60 million following the equity method (for the year ended Dec. 31, 2020: USD0.44 million).

	For the nine months ended Sep. 30, 2021	For the year ended Dec. 31, 2020

As at beginning of period/year	26,559	-
Additions	7,500	27,000
Share of loss for the period/year	(603)	(441)
Total investment in associate	33,456	26,559

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the nine months ended Sep. 30, 2021, a total discount of USD0.03 million (for the nine months ended Sep. 30, 2020: USD0.07 million) has been debited to the reserve. An amount of USD3.88 million (for the nine months ended Sep. 30, 2020: USD5.95 million) has been accreted through income in the current period.

As at Sep. 30, 2021, overdue contractual undiscounted paid-in capital receivables amounting to USD140.25 million (Dec. 31, 2020: USD151.27 million) (Note C16) are not considered impaired.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at Sep. 30, 2021, USD240.94 million (Dec. 31, 2020: USD287.82 million) of the paid-in capital balance is due within 12 months.

	For the nine months ended Sep. 30, 2021	For the year ended Dec. 31, 2020

As at beginning of period/year	436,074	748,267
Paid-in capital receivables originated	4,172	6,034
Contributions received	(111,880)	(325,383)
Transfer from prepaid paid-in capital to contribution	(240)	(400)
Accretion to profit or loss	3,880	7,556
Total paid-in capital receivables	332,006	436,074

C12	Other assets

	Sep. 30, 2021	Dec. 31, 2020

Cash collateral receivable (Note C14)	217,580	24,500
Receivable for bond investments sold	145,185	-
Prepayments	3,830	2,922
Others	1,897	521
Total other assets	368,492	27,943

C13	Borrowings

	Sep. 30, 2021	Dec. 31, 2020

i) Borrowings carried at fair value

SEC-registered notes (a)	14,017,045	8,673,495
Global Medium-Term Notes (b)	3,465,503	2,467,290
Australian Dollar and New Zealand Dollar Bonds (c)	710,290	-
RMB Denominated Panda Bond (d)	465,454	454,408
Total borrowings at fair value	18,658,292	11,595,193

	Sep. 30, 2021	Dec. 31, 2020

ii) Borrowings carried at amortized cost

Global Medium-Term Notes (b)	500,043	-
Total borrowings at amortized cost	500,043	-

Total borrowings	19,158,335	11,595,193

(a) As at Sep. 30, 2021, the Bank has issued a total of USD14 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum )	Coupon payment	Maturity date

May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Sep. 16, 2021	2,500	2,496.30	0.50%	Semi-annual	Oct. 30, 2024
Total	14,000	13,955.44

(b)

As at Sep. 30, 2021, the Bank has issued a total of USD3,661.82 million equivalent fixed rate notes and a total of USD500 million floating rate notes under its Global Medium-Term Note program through a combination of private and public placements.

(c)

For the nine months ended Sep. 30, 2021, the Bank has issued a total of USD751.33 million equivalent fixed rate notes under its Australian Dollar and New Zealand Dollar Debt Issuance program through a combination of private and public placements.

(d)

On June 15, 2020, the Bank issued Renminbi denominated bonds on China’s interbank bond market (“RMB Denominated Panda Bond”) in the aggregate amount of CNY3 billion, at a fixed interest rate of 2.4% p.a., payable annually, and a maturity date of June 15, 2023.

Borrowings that have swaps attached are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark—to—market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the nine months ended Sep. 30, 2021, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD37.66 million (for the nine months ended Sep. 30, 2020: USD3.09 million fair value gain).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the nine months ended Sep. 30, 2021 and the year ended Dec. 31, 2020.

	For the nine months ended Sep. 30, 2021	For the year ended Dec. 31,2020

As at beginning of period/year	11,595,193	2,557,324
Changes arising from cash flows
- Proceeds from borrowings, net	8,028,827	8,753,445
- Repayment of borrowings	(183,251)	-
- Interest payments	(105,761)	(63,589)
- Issuance cost for borrowings	7,035	8,688
Non-cash changes
- Accrued interest	139,882	93,001
- Changes in fair values included in the other comprehensive income	37,659	23,703
- Changes in fair values included in profit or loss (Note C3)	(361,249)	222,621
As at Sep. 30, 2021/Dec. 31, 2020	19,158,335	11,595,193

C14	Derivatives

As at Sep. 30, 2021, the Bank has entered into several interest rate swap and cross currency swap contracts. Swap contracts are derivative instruments and valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these swap contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Sep. 30, 2021 and Dec. 31, 2020. The payments under each of the swap contracts are subject to enforceable master netting arrangements.

	As at Sep. 30, 2021 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	14,917,229	127,565	159,006
Cross currency swaps	5,324,241	98,091	111,310
FX forward	838,947	8,654	138
Total derivatives	21,080,417	234,310	270,454

	As at Dec. 31, 2020 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	9,370,132	167,784	24,829
Cross currency swaps	2,660,221	104,086	12,861
Total derivatives	12,030,353	271,870	37,690

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the swaps the Bank has entered into as at Sep. 30, 2021 and Dec. 31, 2020.

	As at Sep. 30, 2021
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(1,606)	27,341	35,550	(95,286)	423	(33,578)
Gross settling cross currency swaps - inflow	957	62,712	360,955	5,217,470	29,490	5,671,584
Gross settling cross currency swaps - outflow	(263)	(58,305)	(283,393)	(5,182,528)	(27,875)	(5,552,364)
Gross settling FX forward - inflow	126,690	325,950	386,307	-	-	838,947
Gross settling FX forward - outflow	(125,493)	(323,363)	(381,475)	-	-	(830,331)
Total derivatives	285	34,335	117,944	(60,344)	2,038	94,258

	As at Dec. 31, 2020
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	-	(6,795)	54,663	95,088	224	143,180
Gross settling cross currency swaps - inflow	4,343	3,293	292,145	2,587,618	36,763	2,924,162
Gross settling cross currency swaps - outflow	(2,036)	(3,400)	(257,534)	(2,535,404)	(37,078)	(2,835,452)
Total derivatives	2,307	(6,902)	89,274	147,302	(91)	231,890

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Sep. 30, 2021, the Bank has received cash collateral of USD217.67 million (Note C15) (Dec. 31, 2020: USD232.23 million) from the swap counterparties, and has paid cash collateral of USD217.58 million (Note C12) (Dec. 31, 2020: USD24.50 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment and debt valuation adjustment do not have a material impact on the derivative valuations as at Sep. 30, 2021 and Dec. 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	Sep. 30, 2021	Dec. 31, 2020

Payable for bond investments purchased	281,483	-
Cash collateral payable (Note C14)	217,670	232,230
Deferred interest (Note C19)	29,725	871
Accrued expenses	20,405	24,607
Provision—ECL allowance (Note C8)	12,767	38,299
Staff costs payable	7,974	6,568
Deferred administration fee (Note C19)	731	900
Others	13	25
Total other liabilities	570,768	303,500

C16	Share capital

	Sep. 30, 2021	Dec. 31, 2020

Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	96,770,100	96,748,900
- Unsubscribed	1,781,400	1,802,600

– Unallocated	1,448,500	1,448,500

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,770,100	96,748,900
Less: callable capital	(77,416,100)	(77,399,100)
Paid-in capital	19,354,000	19,349,800

Paid-in capital comprises:
– amounts received	19,017,649	18,905,529
– amounts due but not yet received	140,245	151,271
– amounts not yet due	196,106	293,000
Total paid-in capital	19,354,000	19,349,800

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	1,000	200
Turkey	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	967,701	96,770,100	77,416,100	19,354,000

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at Sep. 30, 2021 are USD897.29 million (Dec. 31, 2020: USD825.86 million). For the nine months ended Sep. 30, 2021, USD3.88 million (for the nine months ended Sep. 30, 2020: USD5.96 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Two Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The purpose of the Special Fund Window under COVID-19 Crisis Recovery Facility (Special Fund Window) is to reduce the burden of AIIB’s lower-income members seeking financing under the Crisis Recovery Facility (the “Facility”).

The resources of the Special Fund Window, which include amounts transferred by the Bank from its Project Preparation Special Fund, shall be used, on a grant basis, to buy down the interest due under sovereign-backed financings under the Facility (except for policy-based financings) to, or guaranteed by, eligible Bank members. Eligible Bank members are those that, at the time the decision to extend the relevant Facility financing is made, are eligible to receive financing from IDA and are determined as IDA-only.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at Sep. 30, 2021, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2020: the same). For the nine months ended Sep. 30, 2021, fees recognized as income amounted to USD0.17 million (for the nine months ended Sep. 30, 2020: USD0.052 million) (Note C2). As at Sep. 30, 2021, deferred administration fees recognized as other liabilities amounted to USD0.73 million (Dec. 31, 2020: USD0.9 million) (Note C15).

As at Sep. 30, 2021, interest rate buy-down for eligible sovereign-backed loans from Special Fund Window amounted to USD29.73 million (Dec. 31, 2020: USD0.87 million) (Note C15).

AIIB became technical partner of Global Infrastructure Facility (TP GIF) on June 23, 2021 after executing the Financial Procedures Agreement; and implementing partner of the MCDF Finance Facility (IP MCDF) on Aug. 9, 2021 after executing the Implementing Partner Agreement. Resources from the GIF and MCDF Finance Facility will be administrated in two separate special funds (i.e., the TP GIF special fund and IP MCDF special fund, respectively). As at Sep. 30, 2021, no transactions occurred in the TP GIF special fund and IP MCDF special fund.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	Sep. 30, 2021		Dec. 31, 2020
	Key management personnel	Other related parties	Key management personnel	Other related parties

Loan investments (1)	-	717,952	-	670,120
LP Fund (2)	-	36,296	-	25,640
Equity and bond investment in associate (3)	-	93,726	-	26,559
Staff loan	-	-	14	-
Other liabilities (4)	-	30,456	-	1,771

The income and expense items affected by transactions with related parties are as follows:

	For the nine months ended Sep. 30, 2021		For the nine months ended Sep. 30, 2020
	Key management personnel	Other related parties	Key management personnel	Other related parties

Income from loan investments	-	15,377	-	8,026
Net loss on LP Fund	-	(654)	-	(4,395)
Net loss on equity and bond investment in associate	-	(333)	-	(358)
Income from Special Funds (Administration Fee)	-	168	-	52

(1)	Loan investments

The Bank approved loan facilities to two nonsovereign borrowers that are ultimately controlled by state-owned enterprises of China with a total effective amount of USD284.29 million as at Sep. 30, 2021. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

The Bank approved sovereign-backed facilities to China with a total effective amount of USD885 million, to strengthen its public health infrastructure in combating the outbreak of COVID-19 and to increase the availability of natural gas in order to reduce coal consumption and related emissions. AIIB’s standard interest rate for sovereign-backed loans has been applied.

(2)

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government of China and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Sep. 30, 2021, the fair value of the Bank’s interest in the Fund is USD36.30 million (Dec 31, 2020: USD25.64 million).

(3)

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). In June 2021, the Bank invests in USD60 million of infrastructure asset-backed securities issued by the associate (Note C7).

(4)

As at Sep. 30, 2021, other liabilities relate to the deferred Project Preparation Special Fund administration fee of USD0.73 million and the interest rate buy-down of USD29.73 million from Special Fund Window (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the nine months ended Sep. 30, 2021 and the year ended Dec. 31, 2020, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD2.75 million (for the nine months ended Sep. 30, 2020: USD3.28 million) and defined contribution plans of USD0.55 million (for the nine months ended Sep. 30, 2020: USD0.61 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government of the PRC (the “Government”) will provide a permanent office building (the “Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to the Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the nine months ended Sep. 30, 2021, and Sep. 30, 2020.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the nine months ended Sep. 30, 2021			For the nine months ended Sep. 30, 2020
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	1,602	300	1,902	679	-	679
Eastern Asia	12,445	18,782	31,227	1,931	6,095	8,026
Southeastern Asia	15,456	7,292	22,748	7,553	1,978	9,531
Southern Asia	31,364	9,722	41,086	23,185	2,943	26,128
Western Asia	19,855	11,467	31,322	21,578	9,209	30,787
Asia	80,722	47,563	128,285	54,926	20,225	75,151
Non-Asia	1,125	4,844	5969	615	6,131	6,746
Total	81,847	52,407	134,254	55,541	26,356	81,897

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2020.

Market risk

IBOR reform

AIIB is exposed to interest rate benchmarks such as interbank offered rates across various modalities. The majority of all loan investments issued by the Bank are subject to a floating base rate (6-month LIBOR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The most significant are the LIBOR-based loans, which are AIIB’s main sovereign and nonsovereign lending product. AIIB also issues bonds in various currencies and previously swapped the receipt of these bond proceeds into USD LIBOR liabilities. During the nine months ended Sep. 30, 2021, AIIB has started swapping new issuances’ bond proceeds to USD SOFR. As of Sep. 30, 2021, the Bank has started to perform valuation for AIIB USD designated borrowings based on SOFR. The change of reference rate does not have material impact on the valuation results. In addition, local currency loans may be funded through cross-currency swaps from US dollars into the local currency.

In March 2021, the UK Financial Conduct Authority (“FCA”) announced the dates that panel bank submissions for all LIBOR settings will cease, after which representative LIBOR rates will no longer be available:

•	immediately after 31 Dec. 2021, in the case of all Sterling, EURO, Swiss Franc and Japanese Yen settings, and the 1-week and 2-month US Dollar settings; and

•	immediately after 30 June 2023, in the case of the remaining US Dollar settings.

The reform aims to achieve a smooth transition to alternative benchmark rates, however it continues to face numerous uncertainties. A disorderly transition would present systemic risks and idiosyncratic risks for market participants and could have negative implications for borrowers.

The Bank’s principal exposures that are affected by IBOR Reform have been identified as loan investments and derivatives as referred to in Note C8 and C14, respectively.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Market risk (Continued)

IBOR reform (Continued)

AIIB has established IBOR transition governance and an active working group to execute the transition plan. AIIB is engaging with existing sovereign and nonsovereign borrowers to transition existing contracts. In Dec. 2020, AIIB’s Board of Directors approved amendments to the General Conditions for sovereign-backed Loans, which allow for standardized transition language. The revised General Conditions will be applied to all future sovereign loans and will also be introduced across the existing sovereign-backed loan portfolio by means of amendment agreements (in the form of omnibus amendments that will cover all of the current loan portfolio of a particular borrower with the Bank). In Oct. 2021, AIIB’s Board of Directors approved two sets of amendments to the General Conditions for Sovereign-backed Loans. The revised General Conditions will be applied to all future sovereign loans in both SOFR or LIBOR (the remaining set of Fixed Spread Loan) basis from Jan. 2022 and will introduce the option of conversion to the borrowers.The Bank will continue to collaborate with peer institutions and market participants to mitigate potential financial and operational risks, to determine details of new products and set the Bank’s asset liability management strategy.

The greatest change will be the amendments to the contractual terms of the Bank’s LIBOR-based loans and derivatives products. However, the changes in reference rates may also affect other systems, processes, risk and valuation models, as well as having accounting consequences.

As at Sep. 30, 2021, the Bank has issued USD500 million of SOFR reference rate notes under the GMTN program (Note C13). The other IBOR exposures of the Bank have yet to transition to alternative benchmark interest rates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	Sep. 30, 2021			Dec. 31, 2020
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	9,390,312	8,545,726	(102,964)	7,023,244	7,875,861	(112,563)
Nonsovereign-backed loans	1,738,187	396,728	(74,565)	1,374,678	130,451	(47,726)
Loan investments	11,128,499	8,942,454	(177,529)	8,397,922	8,006,312	(160,289)
Bond investments	2,528,404	-	(4,355)	472,826	-	(3,799)
Total	13,656,903	8,942,454	(181,884)	8,870,748	8,006,312	(164,088)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Sep. 30, 2021			Dec. 31, 2020

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Central Asia	1,466,745	-	1,466,745	1,364,562	-	1,364,562
Eastern Asia	978,797	-	978,797	983,668	-	983,668
Southeastern Asia	3,596,860	40,120	3,636,980	2,895,473	40,161	2,935,634
Southern Asia	7,342,147	657,539	7,999,686	5,656,799	663,955	6,320,754
Western Asia	2,404,813	867,028	3,271,841	2,079,883	865,011	2,944,894

Asia	15,789,362	1,564,687	17,354,049	12,980,385	1,569,127	14,549,512
Non-Asia	531,977	50,012	581,989	349,593	-	349,593

Subtotal	16,321,339	1,614,699	17,936,038	13,329,978	1,569,127	14,899,105

	Sep. 30, 2021			Dec. 31, 2020

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	1,563	-	1,563	1,073	-	1,073
Eastern Asia	615	-	615	846	-	846
Southeastern Asia	628	9,582	10,210	273	4,628	4,901
Southern Asia	20,878	50,715	71,593	26,418	58,685	85,103
Western Asia	2,585	15,115	17,700	2,385	18,095	20,480

Asia	26,269	75,412	101,681	30,995	81,408	112,403
Non-Asia	265	1,018	1,283	160	-	160

Subtotal	26,534	76,430	102,964	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Sep. 30, 2021				Dec. 31, 2020

Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Central Asia	132,430	-	-	132,430	33,794	-	33,794
Eastern Asia	665,294	-	-	665,294	556,934	-	556,934
Southeastern Asia	267,654	-	77,549	345,203	192,322	-	192,322
Southern Asia	389,497	48,129	-	437,626	193,101	49,193	242,294
Western Asia	157,425	268,562	-	425,987	61,247	278,996	340,243
Asia	1,612,300	316,691	77,549	2,006,540	1,037,398	328,189	1,365,587
Non-Asia	128,375	-	-	128,375	113,430	26,112	139,542

Subtotal	1,740,675	316,691	77,549	2,134,915	1,150,828	354,301	1,505,129
Total	18,062,014	1,931,390	77,549	20,070,953	14,480,806	1,923,428	16,404,234

	Sep. 30, 2021				Dec. 31, 2020

Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	74	-	-	74	50	-	50
Eastern Asia	470	-	-	470	472	-	472
Southeastern Asia	386	-	41,547	41,933	3,760	-	3,760
Southern Asia	469	7,961	-	8,430	548	10,615	11,163
Western Asia	1,153	21,419	-	22,572	574	27,631	28,205
Asia	2,552	29,380	41,547	73,479	5,404	38,246	43,650
Non-Asia	1,086	-	-	1,086	1,518	2,558	4,076

Subtotal	3,638	29,380	41,547	74,565	6,922	40,804	47,726
Total	30,172	105,810	41,547	177,529	38,077	122,212	160,289

(1)	A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3. As at Sep. 30, 2021, USD41.55 million of ECL allowance has been provided for the loan.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Sep. 30, 2021			Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
Economic resilience	4,250,910	50,012	4,300,922	4,263,929	-	4,263,929
Energy	2,648,505	900,685	3,549,190	2,076,500	899,155	2,975,655
Finance	500,225	-	500,225	499,809	-	499,809
Transport	2,401,130	384,328	2,785,458	1,898,689	390,566	2,289,255
Urban	804,033	199,782	1,003,815	804,739	199,576	1,004,315
Water	2,321,433	-	2,321,433	1,951,349	-	1,951,349
Finance/Liquidity	1,279,364	-	1,279,364	499,050	-	499,050
Public health	2,033,682	-	2,033,682	1,253,906	-	1,253,906
Others	82,057	79,892	161,949	82,007	79,830	161,837
Subtotal	16,321,339	1,614,699	17,936,038	13,329,978	1,569,127	14,899,105

	Sep. 30, 2021			Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Economic resilience	9,895	1,018	10,913	26,214	-	26,214
Energy	1,441	32,291	33,732	2,116	34,619	36,735
Finance	688	-	688	755	-	755
Transport	1,080	19,786	20,866	641	21,412	22,053
Urban	234	14,271	14,505	117	18,330	18,447
Water	284	-	284	327	-	327
Finance/Liquidity	12,444	-	12,444	674	-	674
Public health	464	-	464	310	-	310
Others	4	9,064	9,068	1	7,047	7,048
Subtotal	26,534	76,430	102,964	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Sep. 30, 2021				Dec. 31, 2020

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Energy	547,741	191,335	-	739,076	442,998	227,998	670,996
Finance/Liquidity	536,886	-	-	536,886	419,242	-	419,242
Information and communication technology	148,751	125,356	77,549	351,656	74,059	126,303	200,362
Finance	349,508	-	-	349,508	153,282	-	153,282
Transport	57,789	-	-	57,789	61,247	-	61,247
Public Health	100,000	-	-	100,000	-	-	-

Subtotal	1,740,675	316,691	77,549	2,134,915	1,150,828	354,301	1,505,129
Total	18,062,014	1,931,390	77,549	20,070,953	14,480,806	1,923,428	16,404,234

	Sep. 30, 2021				Dec. 31, 2020

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total

ECL allowance
Energy	1,517	23,273	-	24,790	2,245	32,741	34,986
Finance/Liquidity	1,182	-	-	1,182	1,291	-	1,291
Information and communication technology	81	6,107	41,547	47,735	2,524	8,063	10,587
Finance	390	-	-	390	288	-	288
Transport	370	-	-	370	574	-	574
Public Health	98	-	-	98	-	-	-

Subtotal	3,638	29,380	41,547	74,565	6,922	40,804	47,726
Total	30,172	105,810	41,547	177,529	38,077	122,212	160,289

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	13,329,978	1,569,127	14,899,105
New loans and commitments originated	3,168,703	-	3,168,703
Repayments	(22,162)	(2,674)	(24,836)
Cancellation	(48,413)	(3,955)	(52,368)
Movement in net transaction costs, fees, and related income through EIR method	(895)	2,189	1,294
Foreign exchange movements	(55,860)	-	(55,860)
Transfer to stage 1	-	-	-
Transfer to stage 2	(50,012)	50,012	-
As at Sep. 30, 2021	16,321,339	1,614,699	17,936,038

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	31,155	81,408	112,563
Additions	12,605	-	12,605
Change in risk parameters (1)	(17,135)	(5,996)	(23,131)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(91)	1,018	927
As at Sep. 30, 2021	26,534	76,430	102,964

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	1,150,828	354,301	-	1,505,129
New loans and commitments originated	650,215	-	-	650,215
Cancellation	(1,190)	-	-	(1,190)
Repayment of loans	(17,428)	(10,993)	-	(28,421)
Movement in net transaction costs, fees, and related income through EIR method	6,924	(2,203)	-	4,721
Foreign exchange movements	4,461	-	-	4,461
Transfer to stage 1	24,414	(24,414)	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	(77,549)	-	77,549	-
As at Sep. 30, 2021	1,740,675	316,691	77,549	2,134,915

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2021	6,922	40,804	-	47,726
Additions	1,132	-	-	1,132
Change in risk parameters (1)	(2,100)	(8,866)	-	(10,966)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	208	(2,558)	-	(2,350)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(2,524)	-	41,547	39,023
As at Sep. 30, 2021	3,638	29,380	41,547	74,565

Total gross carrying amount of loans and exposure of loan commitments as at Sep. 30, 2021	18,062,014	1,931,390	77,549	20,070,953

Total ECL allowance as at Sep. 30, 2021	30,172	105,810	41,547	177,529

(1)	The change in the loss allowance is due to change in the PD, LGD and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	4,916,648	1,250,216	6,166,864
New loans and commitments originated	8,702,672	-	8,702,672
Repayments	(1,276)	-	(1,276)
Movement in net transaction costs, fees, and related income through EIR method	(9,082)	(658)	(9,740)
Foreign exchange movements	40,585	-	40,585
Transfer to stage 1	-	-	-
Transfer to stage 2	(319,569)	319,569	-
As at Dec. 31, 2020	13,329,978	1,569,127	14,899,105

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	2,916	53,527	56,443
Additions	27,953	-	27,953
Change in risk parameters (1)	542	(2,124)	(1,582)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(256)	30,005	29,749
As at Dec. 31, 2020	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	702,676	27,282	729,958
New loans and commitments originated	794,376	-	794,376
Repayment of loans	(24,761)	(973)	(25,734)
Movement in net transaction costs, fees, and related income through EIR method	(2,390)	(197)	(2,587)
Foreign exchange movements	9,116	-	9,116
Transfer to stage 1	-	-	-
Transfer to stage 2	(328,189)	328,189	-
As at Dec. 31, 2020	1,150,828	354,301	1,505,129

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	4,000	6,482	10,482
Additions	10,272	-	10,272
Change in risk parameters (1)	(406)	(3,924)	(4,330)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(6,944)	38,246	31,302
As at Dec. 31, 2020	6,922	40,804	47,726

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2020	14,480,806	1,923,428	16,404,234

Total ECL allowance as at Dec. 31, 2020	38,077	122,212	160,289

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total
Bond investments as at Jan. 1, 2021	411,316	61,510	472,826
New bond investments	3,340,439	-	3,340,439
Accrual and amortization	2,733	172	2,905
Transfer to stage 1	10,297	(10,297)	-
Transfer to stage 2	(54,399)	54,399	-
Derecognition	(1,283,035)	(4,731)	(1,287,766)
As at Sep. 30, 2021	2,427,351	101,053	2,528,404

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	1,190	2,609	3,799
Additions	640	-	640
Change in risk parameters	(233)	(742)	(975)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	9	(36)	(27)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(774)	1,902	1,128
Reversal of provisions for derecognized bonds	(193)	(17)	(210)
As at Sep. 30, 2021	639	3,716	4,355

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2020	427,956	55,536	-	483,492
New bond investments	115,679	-	-	115,679
Accrual and amortization	(34)	(12)	-	(46)
Transfer to stage 1	29,778	(29,778)	-	-
Transfer to stage 2	(59,741)	59,741	-	-
Transfer to stage 3	(15,049)	-	15,049	-
Derecognition	(87,273)	(23,977)	(15,049)	(126,299)
As at Dec. 31, 2020	411,316	61,510	-	472,826

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2020	1,635	2,090	-	3,725
Additions	313	-	-	313
Change in risk parameters	123	(61)	-	62
Change from lifetime (stage 2) to 12-month (stage 1) ECL	46	(1,233)	-	(1,187)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(294)	2,588	-	2,294
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(393)	-	14,326	13,933
Reversal of provisions for derecognized bonds (1)	(240)	(775)	(14,326)	(15,341)
As at Dec. 31, 2020	1,190	2,609	-	3,799

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the nine months ended Sep. 30, 2021 (for the nine months ended Sep. 30, 2020: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Sep. 30, 2021		Dec. 31, 2020
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Term deposits	11,948,746	11,949,626	13,208,020	13,208,020
- Loan investments, at amortized cost	10,963,737	10,952,942	8,275,932	8,329,071
- Bond investments, at amortized cost	2,524,049	2,536,603	469,027	488,428
- Paid-in capital receivables	336,351	335,059	436,074	443,209
Total financial assets	25,772,883	25,774,230	22,389,053	22,468,728
Financial liabilities
- Borrowings	500,043	501,679	-	-
Total financial liabilities	500,043	501,679	-	-

As at Sep. 30, 2021, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan investments are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Sep. 30, 2021
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,802,292	328,027	-	4,130,319
- Investment in Trust	-	-	55,936	55,936
- LP Funds and others	-	-	226,532	226,532
- Bond investments	2,056,796	60,270	-	2,117,066
- Certificates of deposit	-	4,089,674	-	4,089,674
- Investment operation fixed-income portfolio	294,016	-	-	294,016
Money Market Funds	-	2,600,037	-	2,600,037
Derivative assets	-	234,310	-	234,310
Total financial assets	6,153,104	7,312,318	282,468	13,747,890
Borrowings	-	18,658,292	-	18,658,292
Derivative liabilities	-	270,454	-	270,454
Total financial liabilities	-	18,928,746	-	18,928,746

As at Dec 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,761,550	359,543	-	4,121,093
- Investment in Trust	-	-	54,859	54,859
- LP Funds and others	-	-	107,561	107,561
- Bond investments	422,236	-	-	422,236
- Certificates of deposit	-	1,946,406	-	1,946,406
Money Market Funds	-	1,900,091	-	1,900,091
Derivative assets	-	271,870	-	271,870
Total financial assets	4,183,786	4,477,910	162,420	8,824,116

Borrowings	-	11,595,193	-	11,595,193
Derivative liabilities	-	37,690	-	37,690
Total financial liabilities	-	11,632,883	-	11,632,883

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the nine months ended Sep. 30, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the nine months ended Sep. 30, 2021 and Dec. 31, 2020.

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2021	54,859	107,561	162,420
Additions	-	112,312	112,312
Return of capital contributions	(559)	(9,165)	(9,724)
Fair value gain, net	1,636	15,824	17,460
As at Sep. 30, 2021	55,936	226,532	282,468

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2020	48,160	29,664	77,824
Additions	-	92,839	92,839
Return of capital contributions	(582)	(5,463)	(6,045)
Fair value gain/(loss), net	7,281	(9,479)	(2,198)
As at Dec. 31, 2020	54,859	107,561	162,420

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program and bond securities have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the nine months ended Sep. 30, 2021 (for the year ended Dec. 31, 2020: none).